Exhibit 10.13

July 11, 2013

Mr. Alan Eichberg

Dear Alan:

I am excited about your interest in working with DTLR as its VP of Real Estate.  We have searched to find the right person and I am confident you are that person.  Below is an outline of our offer to you:

1.                                      Base Salary — $185,000

2.                                      Incentives — See attached.

3.                                      Paid family health coverage and participation in our other benefit plans (dental, 401k, etc.).

4.                                      Participation in our option plan, subject to vesting schedule.  We are currently working out the details.  Your potential share of the options will be based on performance goals.

5.                                      Reimburse you for relocation expenses to Maryland, not to exceed $10,000.

6.                                      Six months severance pay upon termination without cause, including as the result of a sale, purchase or merger with another entity.

7.                                      Three weeks paid vacation.

Once again, thank you for your interest in DTLR.  I look forward to your positive response and working with you as we successfully grow DTLR.

Take Care,

/s/ Glenn Gaynor
Glenn Gaynor

DTLR, Inc.

Quarterly Incentives for Key Executives

For 2013

Tier	Present	Director of Operations	CFO	Director of Marketing
Match LY
10% Increase
20% Increase
30% Increase
40% Increase

*  Incentive based on increase to EBITDA over last year.  It is a tiered structure and the amount varies by position.

DTLR, Inc.

2013 Year-End Incentive

	EBITDA Target $21.7 Mill	EBITDA Target $22.9 Mill	EBITDA Target $24.0 Mill
President
CMO
GMM
Director of Operations
CFO
Director of Marketing & Comm Rel

This year end incentive is in place for the key people.  It is tiered structure and the amount paid varies by position.